Exhibit (h)(2)(c)
July 1, 2011
State Street Bank and Trust Company
200 Clarendon Street
Boston, Massachusetts 02116
Attention: Sheila McClorey, Transfer Agent Vice President
RE: Schwab Strategic Trust (the “Fund”)
Ladies and Gentlemen:
Reference is made to the Transfer Agency and Service Agreement between us, dated as of October 8, 2009 (the “Agreement”). Pursuant to the Agreement, this letter is to provide notice of the creation of the following additional Portfolios, as defined in the Agreement:
     Schwab U.S. Aggregate Bond ETF
In accordance with the Additional Portfolios provision of Section 13 of the Agreement, we request that you act as Transfer Agent with respect to each additional Portfolio. A current Appendix A to the Agreement is attached hereto. In connection with such request, the undersigned, on behalf of the Fund and the additional Portfolios, hereby confirms to you, as of the date hereof, the representations and warranties set forth in Section 4 of the Agreement.
Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Fund and retaining one copy for your records.
Very truly yours,

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

By:	/s/ George Pereira

	Name:	George Pereira
	Title:	Treasurer and Principal Financial Officer

Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers

	Name:	Michael F. Rogers
	Title:	Executive Vice President

APPENDIX A
LIST OF PORTFOLIOS
As of July 1, 2011
SCHWAB STRATEGIC TRUST
Schwab U.S. Broad Market ETF
Schwab U.S. Large-Cap ETF
Schwab U.S. Large-Cap Growth ETF
Schwab U.S. Large-Cap Value ETF
Schwab U.S. Small-Cap ETF
Schwab International Equity ETF
Schwab International Small-Cap Equity ETF
Schwab Emerging Markets Equity ETF
Schwab U.S. TIPS ETF
Schwab Short-Term U.S. Treasury ETF
Schwab Intermediate-Term U.S. Treasury ETF
Schwab U.S. REIT ETF
Schwab U.S. Mid-Cap ETF
Schwab U.S. Aggregate Bond ETF